As filed with the Securities and Exchange Commission on March 18, 2014

Securities Act File No. 333-103022

Investment Company Act File No. 811-21295

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☐
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 332	☒

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☐
Amendment No. 333	☒
(Check appropriate box or boxes)

JPMORGAN TRUST I

(Exact Name of Registrant Specified in Charter)

270 Park Avenue

New York, New York, 10017

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (800) 480-4111

Frank J. Nasta, Esq.

J.P. Morgan Investment Management Inc.

270 Park Avenue

New York, NY 10017

(Name and Address of Agent for Service)

With copies to:

Elizabeth A. Davin, Esq.	Jon S. Rand, Esq.
JPMorgan Chase & Co.	Dechert LLP
460 Polaris Parkway	1095 Avenue of the Americas
Westerville, Ohio 43082	New York, NY 10036

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post –Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Part C to the Registration Statement (including signature page)

3.	Exhibit (99)(c) to Item 28 to the Registration Statement

This Post-Effective Amendment is being filed solely to file the Power of Attorney for the new Treasurer and Principal Financial Officer of the Funds for the Trust (exhibit (99)(c)) to Item 28 of this Registration Statement on Form N-1A (the “Registration Statement”).

Part A and B of Post-Effective Amendment No. 331 to the Registration Statement filed on March 13, 2014, pursuant to Rule 485(b) under Securities Act of 1933, as amended (the “1933 Act”), as amended or supplemented to date pursuant to Rule 497 under the 1933 Act, are incorporated by reference herein.

PART C: OTHER INFORMATION

Item 28.	Exhibits

(a)(1)	Certificate of Trust dated November 5, 2004. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 18, 2005 (Accession Number 0001047469-05-004230).

(a)(2)	Declaration of Trust dated November 5, 2004. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 18, 2005 (Accession Number 0001047469-05-004230).

(a)(3)	Amendment No. 1 dated February 15, 2005 to the Declaration of Trust dated November 5, 2004. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 18, 2005 (Accession Number 0001047469-05-004230).

(a)(4)	Amended Schedule B, dated February 12, 2014, to the Declaration of Trust dated November 5, 2004. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(a)(5)	Memorandum and Articles of Association of HCM Commodities Strategy Fund Ltd. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 30, 2009 (Accession Number 0001145443-09-003173).

(a)(6)	Memorandum and Articles of Association of JPM Commodities Strategy Fund Ltd. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 21, 2012 (Accession Number 0001193125-12-478646).

(b)(1)	Amended and Restated By-Laws dated December 31, 2012. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on January 18, 2013 (Accession Number 0001193125-13-017190).

(c)	Instrument defining rights of shareholders. Incorporated by reference to Exhibits (a) and (b).

(d)(1)	Amended and Restated Investment Advisory Agreement between the Trust and J.P. Morgan Investment Management Inc. (amended as of August 10, 2006). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 25, 2006 (Accession Number 0001145443-06-003178).

(d)(2)	Form of Amended Schedule A to the Investment Advisory Agreement (amended as of February 12, 2014). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(d)(3)	Investment Sub-Advisory Agreement for the JPMorgan Highbridge Statistical Market Neutral Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 18, 2005 (Accession Number 0001047469-05-027197).

(d)(4)	Investment Sub-Advisory Agreement for the JPMorgan China Region Fund and the JPMorgan India Fund dated January 31, 2007. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 26, 2007 (Accession Number 0001145443-07-003339).

(d)(5)	Investment Sub-Advisory Agreement for the JPMorgan Asia Equity Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 17, 2006 (Accession Number 0001145443-06-003457).

(d)(6)	Investment Sub-Advisory Agreement between JPMIM and J.P. Morgan Private Investments Inc. for the J.P. Morgan Access Funds, dated August 27, 2009. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 30, 2009 (Accession Number 0001145443-09-003173).

(d)(7)	Investment Sub-Advisory Agreement between JPMIM and Highbridge Capital Management, LLC for the Highbridge Dynamic Commodities Strategy Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on September 30, 2010 (Accession Number 0001145443-10-002410).

(d)(8)	Form of Investment Management Agreement between HCM Commodities Strategy Fund Ltd. and JPMIM. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 30, 2009 (Accession Number 0001145443-09-003173).

(d)(9)	Investment Sub-Advisory Agreement between JPMIM and Manning & Napier Advisors, Inc., effective as of the 2nd of December, 2009, for the Access Funds. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 25, 2010 (Accession Number 0001145443-10-000325).

(d)(10)	Investment Sub-Advisory Agreement between JPMIM and TimesSquare Capital Management, LLC, effective as of the 2nd of December, 2009, for the Access Funds. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 25, 2010 (Accession Number 0001145443-10-000325).

(d)(11)	Investment Sub-Advisory Agreement between JPMIM and T.Rowe Price Associates, Inc., effective August 26, 2013 from the JPMorgan Access Funds. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 25, 2013 (Accession Number 0001193125-13-453035).

(d)(12)	Investment Sub-Advisory Agreement between JPMIM and TAMRO Capital Partners LLC, effective as of the 29th day of March 2010, for the Access Funds. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 29, 2010 (Accession Number 0001145443-10-001367).

(d)(13)	Reserved.

(d)(14)	Investment Sub-Advisory Agreement between JPMIM and Capital Guardian Trust Company effective as of the 1st day of May 2010, for the Access Funds. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 29, 2010 (Accession Number 0001145443-10-001367).

(d)(15)	Reserved.

(d)(16)	Reserved.

(d)(17)	Investment Advisory Agreement between JPMorgan Trust I and Security Capital Research & Management Incorporated for the Security Capital U.S. Core Real Estate Securities Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 27, 2011 (Accession Number 0001193125-11-282286).

(d)(18)	Subadvisory Agreement between J.P. Morgan Investment Management Inc. (JPMIM) and JF International Management Inc. for the JPMorgan Asia Pacific Focus Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on January 27, 2012 (Accession Number 0001193125-11-026900).

(d)(18)(a)	Amendment to Subadvisory Agreement between JPMIM and JF International Management Inc for the JPMorgan Asia Pacific Fund, dated June 28, 2012. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 28, 2012 (Accession Number 0001193125-12-287249).

(d)(19)	Form of Investment Management Agreement between JPM Commodities Strategy Fund Ltd. and JPMIM. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 21, 2012 (Accession Number 0001193125-12-478646).

(d)(20)	Investment Management Agreement between JPM Access Balanced Fund Ltd. and JPMIM, dated April 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 15, 2013 (Accession Number 0001193125-13-336372).

(d)(21)	Investment Sub-Advisory Agreement between JPMIM and J.P. Morgan Private Investment, Inc., for the JPMorgan Access Balanced Fund Ltd., dated April 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 15, 2013 (Accession Number 0001193125-13-336372).

(d)(22)	Investment Management Agreement between JPM Access Growth Fund Ltd., and JPMIM, dated April 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 15, 2013 (Accession Number 0001193125-13-336372).

(d)(23)	Investment Sub-Advisory Agreement between JPMIM and J.P. Morgan Private Investment, Inc., for the JPMorgan Access Growth Fund Ltd., dated April 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 15, 2013 (Accession Number 0001193125-13-336372).

(d)(24)	Investment Management Agreement between JPM Diversified Risk Fund Ltd and JPMIM, dated February 4, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 15, 2013 (Accession Number 0001193125-13-336372).

(d)(25)	Investment Management Agreement between JPM Commodities Strategy Fund Ltd. and JPMIM, dated December 13, 2012. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 15, 2013 (Accession Number 0001193125-13-336372).

(e)(1)	Distribution Agreement, dated February 19, 2005, between the Trust and JPMorgan Distribution Services, Inc. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on April 29, 2005 (Accession Number 0001047469-05-12430).

(e)(2)

Form of Amendment to the Distribution Agreement, including Schedule A, dated February 12, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on

February 27, 2014 (Accession Number 0001193125-14-072497).

(e)(3)

Form of Amended Schedule B to the Distribution Agreement, amended as of February 12, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on

February 27, 2014 (Accession Number 0001193125-14-072497).

(e)(4)

Form of Amended Schedule C to the Distribution Agreement, amended as of February 12, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on

February 27, 2014 (Accession Number 0001193125-14-072497).

(e)(5)

Form of Amended Schedule D to the Distribution Agreement, amended as of February 12, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on

February 27, 2014 (Accession Number 0001193125-14-072497).

(e)(6)	Form of Amended Schedule E to the Distribution Agreement, amended as of February 12, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(e)(7)	Form of Amended Schedule F to the Distribution Agreement, amended as of February 12, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(f)	Deferred Compensation Plan for Eligible Trustees of the Trust. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 25, 2014 (Accession Number 0001193125-14-067467).

(g)(1)(a)	Amended and Restated Global Custody and Fund Accounting Agreement, dated September 1, 2010, between JPMorgan Chase Bank, N.A. and the entities named on Schedule A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2010 (Accession Number 0001145443-10-002212).

(g)(1)(b)	Form of Amended Schedule A to the Amended and Restated Global Custody and Fund Accounting Agreement (amended as of February 12, 2014). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(g)(1)(c)

Form of Amendment to Amended and Restated Global Custody and Fund Accounting Agreement, dated as of

December 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on December 6, 2013 (Accession Number 0001193125-13-464788).

(g)(2)	Reserved.

(g)(3)	Reserved.

(g)(4)	Custody Agreement for the JPMorgan Highbridge Statistical Market Neutral Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 18, 2005 (Accession Number 00010477469-05-027197).

(g)(5)(a)	Fund Accounting Services Agreement for the Highbridge Statistical Market Neutral Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 18, 2005 (Accession Number 00010477469-05-027197).

(g)(5)(b)	Form of Amended Schedule C to the Fund Accounting Services Agreement for the Highbridge Statistical Market Neutral Fund dated as of September 1, 2007. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2008 (Accession Number 0001145443-08-000477).

(g)(6)	Amended and Restated Global Custody and Fund Accounting Agreement, dated September 1, 2010, between JPMorgan Trust I on behalf of each of the JPMorgan SmartRetirement Funds, JPMorgan Funds Management, Inc., and JPMorgan Chase Bank, NA. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 12, 2010 (Accession Number 0001145443-10-002503).

(g)(6)(a)	Schedule A to the Amended and Restated Global Custody and Fund Accounting Agreement between JPMorgan Trust I on behalf of the JPMorgan SmartRetirement Funds, JPMorgan Funds Management, Inc. and JPMorgan Chase Bank, N.A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on January 27, 2012 (Accession Number 0001193125-11-026900).

(g)(7)	Form of Domestic Custody Agreement and Accounting Service Rider between HCM Commodities Strategy Fund, Ltd. and JPMorgan Chase Bank, N.A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 30, 2009 (Accession Number 0001145443-09-003173).

(h)(1)(a)	Administration Agreement, dated February 19, 2005 between the Trust and JPMorgan Funds Management, Inc. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on April 29, 2005 (Accession Number 0001047469-05-12430).

(h)(1)(b)	Amendment, including amended Schedule A, dated May 1, 2006, to the Administration Agreement. Incorporated herein by reference to the Registrant’s registration statement as filed on August 11, 2006 (Accession Number 0001145443-06-002612).

(h)(1)(c)	Form of Amended Schedule B to the Administration Agreement (amended as of February 12, 2014). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(h)(1)(d)(i)	Administration Agreement for JPMorgan SmartRetirement Funds, effective May 5, 2006, between the Trust and JPMorgan Funds Management, Inc. Incorporated herein by reference to the Registrant’s registration statement as filed on August 11, 2006 (Accession Number 0001145443-06-002612).

(h)(1)(d)(ii)	Amended Schedule A, dated November 10, 2011, to the Administration Agreement for JPMorgan SmartRetirement Funds. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 14, 2011 (Accession Number 0001193125-11-311304).

(h)(1)(e)	Form of Administration Agreement between HCM Commodities Strategy Fund, Ltd. and JPMorgan Funds Management Inc. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 30, 2009 (Accession Number 0001145443-09-003173).

(h)(1)(f)	Form of Amendment to Administration Agreement, dated February 12, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(h)(2)(a)	Transfer Agency Agreement between the Trust and Boston Financial Data Services, Inc. (“BFDS”) dated September 1, 2009. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2009 (Accession Number 0001145443-09-002631).

(h)(2)(b)	Form of Amended Appendix A to the Transfer Agency Agreement, dated February 12, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(h)(2)(c)	Amendment to Transfer Agency Agreement between the Trust and BFDS, as of February 17, 2011. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 19, 2011 (Accession Number 0001193125-11-227294).

(h)(2)(d)	Addendum to Transfer Agency Agreement between the Trust and BFDS, dated as of March 1, 2012. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on April 26, 2012 (Accession Number 0001193125-12-184310).

(h)(2)(e)	Amendment to Transfer Agency Agreement between the Trust and BFDS, dated as of March 30, 2012. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on April 26, 2012 (Accession Number 0001193125-12-184310).

(h)(2)(f)	Form of Amendment to Transfer Agency Agreement between the Trust and BFDS, dated February 12, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(h)(3)(a)	Shareholder Servicing Agreement, dated February 19, 2005, between the Trust and JPMorgan Distribution Services, Inc. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on April 29, 2005 (Accession Number 0001047469-05-12430).

(h)(3)(b)	Amendment to the Shareholder Servicing Agreement including Schedules A and B, (amended as of August 22, 2013). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on September 27, 2013 (Accession Number 0001193125-13-381972).

(h)(3)(c)	Form of Amended Schedule B to the Shareholder Servicing Agreement, (amended as of February 12, 2014). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(h)(3)(d)	Form of Amendment, dated February 12, 2014, to the Shareholder Servicing Agreement, dated February 19, 2005. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(h)(4)(a)	Securities Lending Agreement, Amended and Restated as of February 9, 2010, between the Registrant and JPMorgan Chase Bank, N.A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 25, 2010 (Accession Number 0001145443-10-000325).

(h)(4)(a)(i)	Amendment to Securities Lending Agreement, effective as of March 1, 2011, between Registrant and JPMorgan Chase Bank, N.A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on March 15, 2011 (Accession Number 0001193125-11-067101).

(h)(4)(b)	Amended and Restated Securities Lending Agency Agreement, effective March 1, 2011, between the Registrant and The Goldman Sachs Bank USA. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on March 15, 2011 (Accession Number 0001193125-11-067101).

(h)(4)(b)(i)	Schedule 2, revised February 1, 2012, to the Amended and Restated Securities Lending Agreement between the Registrant and The Goldman Sachs Bank USA. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2012 (Accession Number 0001193125-11-080968).

(h)(4)(b)(ii)	Schedule A to the Amended and Restated Securities Lending Agreement between the Registrant and The Goldman Sachs Bank USA. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on July 27, 2012 (Accession Number 0001193125-12-319128).

(h)(4)(c)	Amended and Restated Third Party Securities Lending Agreement, effective March 1, 2011, between the Registrant, The Goldman Sachs Bank USA and JPMorgan Chase Bank, N.A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on March 15, 2011 (Accession Number 0001193125-11-067101).

(h)(5)(a)	Form of Fee Waiver Agreement. Incorporated by reference to Pre-effective Amendment No. 1 to the Trust’s Registration Statement on Form N-1A as filed with the Commission on February 27, 2003 (Accession Number 0001047469-03-007028).

(h)(5)(b)	Form of Fee Waiver Agreement. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on May 17, 2005 (Accession Number 0001047469-05-015040).

(h)(5)(c)	Form of Fee Waiver Agreement for the Highbridge Statistical Market Neutral Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 25, 2010 (Accession Number 0001145443-10-000325).

(h)(5)(d)	Fee Waiver Agreement for the JPMorgan Intrepid Long/Short Fund and JPMorgan Strategic Small Cap Value Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 25, 2006 (Accession Number 0001145443-06-003178).

(h)(5)(e)	Form of Fee Waiver Agreement for the JPMorgan SmartRetirement Funds, dated November 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2013 (Accession Number 0001193125-13-413508).

(h)(5)(f)	Fee Waiver Agreement for the R Class shares of the JPMorgan Trust I funds listed on Schedule A. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 25, 2006 (Accession Number 0001145443-06-003178).

(h)(5)(g)	Form of Fee Waiver Agreement for the C Class Shares of JPMorgan International Value Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 28, 2006. (Accession Number 0001145443-06-002202).

(h)(5)(h)	Fee Waiver Agreement for the JPMorgan International Realty Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 25, 2006 (Accession Number 0001145443-06-003178).

(h)(5)(i)	Form of Fee Waiver Agreement for the new Funds registered in Post-Effective Amendment No. 46. except JPMorgan Tax Aware Real Return SMA Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 17, 2006 (Accession Number 0001145443-06-003457).

(h)(5)(j)	Form of Fee Waiver Agreement for the JPMorgan Tax Aware Real Return SMA Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(h)(5)(k)	Form of Fee Waiver Agreement for JPMorgan Bond Fund, JPMorgan Emerging Markets Debt Fund, JPMorgan Enhanced Income Fund, JPMorgan Strategic Income Fund, JPMorgan Real Return Fund, and JPMorgan Short Term Bond Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on December 20, 2006 (Accession Number 0001145443-06-003722).

(h)(5)(l)	Form of Fee Waiver Agreement for the JPMorgan SmartRetirement 2025 Fund, JPMorgan SmartRetirement 2035 Fund, JPMorgan SmartRetirement 2045 Fund, and JPMorgan SmartRetirement 2050 Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2007 (Accession Number 0001145443-07-000493).

(h)(5)(m)	Form of Fee Waiver Agreement for the Registrant’s 10-31 FYE Funds (except JPMorgan Market Neutral Fund, JPMorgan Commodities Strategy Fund, JPMorgan Diversified Risk Fund, JPMorgan Tax Aware Real Return SMA Fund and JPMorgan International Value SMA Fund). Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(h)(5)(n)	Form of Fee Waiver Agreement for the JPMorgan Market Neutral Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(h)(5)(o)	Form of Amendment to the Registrant’s Fee Waiver Agreements. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2007 (Accession Number 0001145443-07-000493).

(h)(5)(p)	Form of Fee Waiver Agreement with respect to the Tax Aware High Income Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 30, 2007 (Accession Number 0001145443-07-002815).

(h)(5)(q)	Form of Fee Waiver Agreement, dated July 1, 2007, for the Funds listed on Schedule A thereto. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2007 (Accession Number 0001145443-07-001921).

(h)(5)(r)	Form of Fee Waiver Agreement, dated July 1, 2013, for the FYE 2/28 Funds listed on Schedule A thereto. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 26, 2013 (Accession Number 0001193125-13-272091).

(h)(5)(s)	Form of Fee Waiver Agreement for the Funds listed on Schedule A thereto. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 16, 2007 (Accession Number 0001145443-07-002545).

(h)(5)(t)	Form of Fee Waiver Agreement for the JPMorgan International Value SMA Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 16, 2007 (Accession Number 0001145443-07-002545).

(h)(5)(u)	Form of Fee Waiver Agreement for FYE 6/30 Funds listed on Schedule A thereto, dated November 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2013 (Accession Number 0001193125-13-413508).

(h)(5)(v)	Form of Fee Waiver Agreement for JPMorgan Emerging Economies Fund and JPMorgan Intrinsic Value Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 28, 2007 (Accession Number 0001145443-07-003711).

(h)(5)(w)	Form of Fee Waiver Agreement for JPMorgan International Markets Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2008 (Accession Number 0001145443-08-000477).

(h)(5)(x)	Form of Fee Waiver Agreement for JPMorgan Tax Aware Real Return SMA Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 25, 2010 (Accession Number 0001145443-10-000325).

(h)(5)(y)	Form of Fee Waiver Agreement for JPMorgan Total Return Fund and JPMorgan Strategic Income Opportunities Fund dated May 22, 2008. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on May 28, 2008 (Accession Number 0001145443-08-001782).

(h)(5)(z)	Form of Fee Waiver for the JPMorgan International Opportunities Plus Fund dated August 21, 2008. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 26, 2008 (Accession Number 0001145443-08-002437).

(h)(5)(aa)	Form of Fee Waiver Agreement for the Class R2 Funds. Incorporated herein by reference to the Registrant’s Registration Statement filed with the Securities and Exchange Commission on August 28, 2008 (Accession Number 0001145443-08-002493).

(h)(5)(bb)	Form of Fee Waiver for the Service Shares for the JPMorgan 100% U.S. Treasury Securities Money Market Fund, JPMorgan California Municipal Money Market Fund and JPMorgan New York Municipal Money Market Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 16, 2008 (Accession Number 0001145442-08-002754).

(h)(5)(cc)	Form of Fee Waiver Agreement for JPMorgan International Value SMA Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(h)(5)(dd)	Form of Fee Waiver Agreement for JPMorgan Access Growth Fund and JPMorgan Access Balanced Fund dated November 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2013 (Accession Number 0001193125-13-413508).

(h)(5)(ee)	Form of Fee Waiver Agreement for the JPMorgan Diversified Risk Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(h)(5)(ff)	Form of Fee Waiver Agreement for Class C Shares for JPMorgan Access Growth Fund and JPMorgan Access Balanced Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 30, 2009 (Accession Number 0001145443-09-003173).

(h)(5)(gg)	Form of Fee Waiver Agreement for new share classes for JPMorgan Market Neutral Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 28, 2009 (Accession Number 0001145443-09-002631).

(h)(5)(hh)	Form of Fee Waiver Agreement for JPMorgan International Currency Income Fund dated November 20, 2009. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 30, 2009 (Accession Number 0001145443-09-003173).

(h)(5)(ii)	Form of Fee Waiver Agreement for JPMorgan U.S. Research Equity Plus Fund and JPMorgan Inflation Managed Bond Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 30, 2009 (Accession Number 0001145443-09-003173).

(h)(5)(jj)	Form of Fee Waiver Agreement for Eagle Class Shares of certain J.P.Morgan Money Market Funds. Incorporated by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on March 3, 2010 (Accession Number 0001145443-10-000523).

(h)(5)(kk)	Form of Fee Waiver Agreement for JPMorgan Research Equity Long/Short Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on March 12, 2010 (Accession Number 0001145443-10-00635).

(h)(5)(ll)	Form of Fee Waiver Agreement for JPMorgan Alternative Strategies Fund dated August 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on July 26, 2013 (Accession Number 0001193125-13-304771).

(h)(5)(mm)	Form of Fee Waiver Agreement for JPMorgan Managed Income Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on May 20, 2010 (Accession Number 0001145443-10-001110).

(h)(5)(nn)	Form of Fee Waiver Agreement for JPMorgan Current Yield Money Market Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 14, 2010 (Accession Number 0001145443-10-001296).

(h)(5)(oo)	Form of Fee Waiver Agreement for JPMorgan Global Natural Resources Fund, JPMorgan Growth Long/Short Fund, JPMorgan Multi-Cap Long/Short Fund JPMorgan Credit Opportunities Fund and JPMorgan Multi-Sector Income Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 23, 2010 (Accession Number 0001145443-10-001892).

(h)(5)(pp)	Form of Fee Waiver Agreement for Class R5 Share of the Highbridge Dynamic Commodities Strategy Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on September 30, 2010 (Accession Number 0001145443-10-002410).

(h)(5)(qq)	Form of Fee Waiver Agreement for JPMorgan Tax Aware Income Opportunities Fund, JPMorgan Diversified Real Return Fund, JPMorgan Tax Aware Equity Fund, JPMorgan Mid Cap Core Fund, JPMorgan Global Equity Income Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 22, 2010 (Accession Number 0001145443-10- 002576).

(h)(5)(rr)	Form of Fee Waiver Agreement for Class R6 shares of J.P. Morgan Funds. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 22, 2010 (Accession Number 0001145443-10-002576).

(h)(5)(ss)	Form of Fee Waiver Agreement for JPMorgan Equity Focus Fund, JPMorgan Floating Rate Income Fund, JPMorgan Current Income Fund and JPMorgan Global Allocation Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 24, 2011 (Accession Number 0001193125-11-044730).

(h)(5)(tt)	Form of Fee Waiver Agreement for Class R6 Shares of JPMorgan U.S. Research Equity Plus Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on March 30, 2011 (Accession Number 0001193125-11-082703).

(h)(5)(uu)	Form of Fee Waiver Agreement for Security Capital U.S. Core Real Estate Securities Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on April 26, 2013 (Accession Number 0001193125-13-176964).

(h)(5)(vv)	Form of Fee Waiver Agreement for JPMorgan U.S. Large Cap Core Plus Fund II. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on July 8, 2011 (Accession Number 0001193125-11-151562).

(h)(5)(ww)	Form of Fee Waiver Agreement for Class R6 Shares of JPMorgan Multi-Sector Income Fund and JPMorgan Global Natural Resources Fund and Class R2 and Class R6 Shares for JPMorgan U.S. Small Company Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 19, 2011 (Accession Number 0001193125-11-227294).

(h)(5)(xx)	Form of Fee Waiver Agreement for JPMorgan Global Opportunities Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 25, 2011 (Accession Number 0001193125-11-232171).

(h)(5)(yy)	Form of Fee Waiver Agreement for JPMorgan Total Emerging Markets Fund, JPMorgan Asia Pacific Focus Fund, JPMorgan International Unconstrained Equity Fund, JPMorgan Global Unconstrained Equity Fund and JPMorgan Ex-G4 Currency Strategies Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 30, 2011 (Accession Number 000119125-11-236288).

(h)(5)(zz)	Form of Fee Waiver Agreement for JPMorgan Global Opportunities Fund, dated November 1, 2011. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2011 (Accession Number 0001193125-11-286013).

(h)(5)(aaa)	Form of Fee Waiver Agreement for JPMorgan SmartRetirement 2055 Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 14, 2011 (Accession Number 0001193125-11-311304).

(h)(5)(bbb)	Form of Fee Waiver Agreement for JPMorgan Diversified Real Return Fund, JPMorgan Global Bond Opportunities Fund, and JPMorgan Floating Rate Income Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on December 23, 2013 (Accession Number 0001193125-13-483089).

(h)(5)(ccc)	Form of Fee Waiver Agreement for JPMorgan SmartRetirement Blend Funds and JPMorgan SmartAllocation Equity Fund, dated November 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 28, 2013 (Accession Number 0001193125-13-413508).

(h)(5)(ddd)	Form of Fee Waiver Agreement for JPMorgan SmartAllocation Equity Fund and JPMorgan SmartAllocation Income Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 21, 2012 (Accession Number 0001193125-12-278222).

(h)(5)(eee)	Form of Fee Waiver Agreement for JPMorgan Emerging Markets Local Currency Debt Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on April 11, 2012 (Accession Number 0001193125-12-158414).

(h)(5)(fff)	Form of Fee Waiver Agreement for JPMorgan Global Bond Opportunities Fund and JPMorgan Quantitative Large Cap Plus Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on May 23, 2012 (Accession Number 0001193125-12-245173).

(h)(5)(ggg)	Form of Fee Waiver for JPMorgan Commodities Strategy Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(h)(5)(hhh)	Form of Fee Waiver Agreement for JPMorgan China Region Fund, JPMorgan India Fund, JPMorgan Latin America Fund and JPMorgan Russia Fund, dated September 1, 2012. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 25, 2012 (Accession Number 0001193125-12-435309).

(h)(5)(iii)	Form of Fee Waiver Agreement for JPMorgan New York Tax Free Bond Fund, dated September 1, 2012. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 25, 2012 (Accession Number 0001193125-12-435309).

(h)(5)(jjj)	Form of Fee Waiver Agreement for JPMorgan Corporate Bond Fund, JPMorgan Short Duration High Yield Fund and JPMorgan Diversified Risk Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 21, 2012 (Accession Number 0001193125-12-478646).

(h)(5)(kkk)	Form of Fee Waiver Agreement for JPMorgan Global Research Enhanced Index Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 21, 2012 (Accession Number 0001193125-12-478646).

(h)(5)(lll)	Form of Fee Waiver Agreement for JPMorgan Dynamic Income Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 25, 2013 (Accession Number 0001193125-13-074151).

(h)(5)(mmm)	Form of Fee Waiver Agreement for JPMorgan Total Bond Plus Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 25, 2013 (Accession Number 0001193125-13-074151).

(h)(5)(nnn)	Form of Fee Waiver Agreement for JPMorgan Emerging Markets Corporate Debt Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on May 17, 2013 (Accession Number 0001193125-13-225827).

(h)(5)(ooo)	Form of Fee Waiver Agreement for JPMorgan Tax Aware Real Return Fund Class R6 Shares. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June14, 2013 (Accession Number 0001193125-13-259111).

(h)(5)(ppp)	Form of Fee Waiver Agreement for JPMorgan Floating Rate Income Fund Class R6 Shares. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 15, 2013 (Accession Number 0001193125-13-336372).

(h)(5)(qqq)	Form of Fee Waiver Agreement for JPMorgan Emerging Markets Equity Income Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on August 26, 2013 (Accession Number 0001193125-13-346399).

(h)(5)(rrr)	Fee Waiver Agreement for new expense caps for JPMorgan Intrepid Advantage Fund, JPMorgan Intrepid International Fund and JPMorgan Emerging Market Equity Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on September 27, 2013 (Accession Number 0001193125-13-381972).

(h)(5)(sss)	Form of Fee Waiver Agreement for JPMorgan Emerging Markets Equity Fund Class R6 Shares. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 2, 2013 (Accession Number 0001193125-13-388555).

(h)(5)(ttt)	Form of Fee Waiver Agreement for JPMorgan Income Fund and JPMorgan Hedged Equity Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on November 25, 2013 (Accession Number 0001193125-13-453035).

(h)(5)(uuu)	Form of Fee Waiver Agreement for Class R2 and Class R6 Shares for JPMorgan Total Return Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on December 18, 2013 (Accession Number 0001193125-13-477415).

(h)(5)(vvv)	Form of Fee Waiver Agreement for Class R2, Class R5, and Class R6 Shares for the JPMorgan Mid Cap Equity Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on December 23, 2013 (Accession Number 0001193125-13-483089).

(h)(6)	Indemnification Agreement. Incorporated herein by reference to the Registrant’s Registration Statement filed on February 18, 2005 (Accession Number 0001047469-05-004230).

(h)(7)	Form of Trust Fund/SERV Agreement used by JPMorgan Distribution Services, Inc. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2013 (Accession Number 0001193125-13-274886).

(h)(8)	Form of Sub Transfer Agency Agreement between the Record keeper and the Registrant. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2013 (Accession Number 0001193125-13-274886).

(h)(9)	Form of Service Agreement between the Financial Intermediary and JPMorgan Distribution Services, Inc. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2013 (Accession Number 0001193125-13-274886).

(h)(10)	Form of Mutual Fund Sales Agreement between the Financial Intermediary and JPMorgan Distribution Services, Inc. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2013 (Accession Number 0001193125-13-274886).

(h)(11)	Form of Bilateral Networking Agreement among Registrant, JPMorgan Distribution Services, Inc. and the Financial Intermediary. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 25, 2012 (Accession Number 0001193125-12-435309).

(h)(12)	HCM Commodities Strategy Fund Ltd Appointment of Agent of Service of Process, dated February 24, 2010. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 25, 2010 (Accession Number 0001145443-10-000325).

(h)(13)	Form of Fund of Funds Service Agreement. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 27, 2011 (Accession Number 0001193125-11-284291).

(h)(14)	Form of Administrative Sub-Accounting Agreement. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on June 27, 2013 (Accession Number 0001193125-13-274886).

(h)(15)	Form of JPMDS Sales Agreement – JPMorgan Money Market Funds. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 27, 2011 (Accession Number 0001193125-11-284291).

(h)(16)	Form of JPMDS Service Agreement – JPMorgan Managed Income Fund. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 27, 2011 (Accession Number 0001193125-11-284291).

(h)(17)	Form of JPMDS Service Agreement and Sales Agreement for JPMorgan Money Market Funds. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on October 25, 2012 (Accession Number 0001193125-12-435309).

(i)	Opinion and consent of counsel. N/A.

(j)(1)	Consent of independent registered public accounting firm. N/A.

(k)	Not applicable.

(l)	Certificate of Sole Shareholder. Incorporated by reference to Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-1A as filed with the Commission on February 27, 2003 (Accession Number 0001047469-03-007028).

(m)(1)	Combined Amended and Restated Distribution Plan, amended as of February 12, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(n)(1)	Combined Amended and Restated Rule 18f-3 Multi-Class Plan, including Exhibits A and B, amended as of February 12, 2014. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number 0001193125-14-072497).

(o)	Reserved.

(p)	Codes of Ethics.

(p)(1)

Code of Ethics of the Trust (as updated February 25, 2014). Incorporated herein by reference to the Registrant’s Registration Statement filed with the Securities and Exchange Commission on February 27, 2014 (Accession Number

0001193125-14-072910).

(p)(2)	Code of Ethics for JPMAM, including JPMIM and Security Capital Research & Management Inc., effective February 1, 2005, revised August 1, 2013. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on September 27, 2013 (Accession Number 0001193125-13-381972).

(p)(3)	Code of Ethics for JPMorgan Distribution Services, Inc. (formerly One Group Dealer Services, Inc.). Incorporated by reference to Exhibit (p)(3) to Post-Effective Amendment No. 5 to the Trust’s Registration Statement on Form N-1A as filed with the Commission on December 15, 2004 (Accession Number 0001047464-04-037387).

(p)(4)

TAMRO Capital Partner LLC Code of Ethics. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on March 9, 2011) (Accession No. 0001193125-11-060747).

(p)(5)	T. Rowe Price Group, Inc. Code of Ethics and Conduct. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on January 13, 2014 (Accession Number 000119312-14-009374).

(p)(6)	Reserved.

(p)(7)	Manning & Napier Code of Ethics. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on March 9, 2011) (Accession No. 0001193125-11-060747).

(p)(8)	Reserved.

(p)(9)	TimesSquare Capital Management, LLC Code of Ethics. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on March 9, 2011) (Accession No. 0001193125-11-060747).

(p)(10)	Code of Ethics for JF International Management Inc. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on March 9, 2011) (Accession No. 0001193125-11-060747).

(p)(11)	J.P. Morgan Private Investment Inc. Code of Ethics. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on March 9, 2011) (Accession No. 0001193125-11-060747).

(p)(12)	Highbridge Capital Management, LLC. Code of Ethics. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on April 28, 2011 (Accession Number 0001193125-11-115332).

(p)(13)	The Capital Group Companies, including Capital Guardian Trust Company, Code of Ethics. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on April 28, 2011 (Accession Number 0001193125-11-115332).

(p)(14)	Reserved.

(99)(a)	Powers of Attorney for the Trustees. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on April 26, 2013 (Accession Number 0001193125-13-176964).

(99)(b)	Power of Attorney for Robert L. Young. Incorporated herein by reference to the Registrant’s Registration Statement as filed with the Securities and Exchange Commission on September 4, 2013 (Accession Number 0001193125-13-356512).

(99)(c)	Power of Attorney for Laura M. Del Prato. Filed herewith.

Item 29.	Persons Controlled by or Under Common Control with the Registrant

Not applicable.

Item 30.	Indemnification

Reference is made to Section 5.3 of Registrant’s Declaration of Trust. Registrant, its Trustees and officers are insured against certain expenses in connection with the defense of claims, demands, actions, suits, or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to directors, trustees, officers and controlling persons of the Registrant and the principal underwriter pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, trustee, officer, or controlling person of the Registrant and the principal underwriter in connection with the successful defense of any action, suite or proceeding) is asserted against the Registrant by such director, trustee, officer or controlling person or principal underwriter in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 31.	Business and Other Connections of the Investment Adviser

See “Management of the Trust” in Part B. The business or other connections of each director and officer of J.P. Morgan Investment Management Inc. is currently listed in the investment advisor registration on Form ADV for J.P. Morgan Investment Management Inc. (File No. 801-21011) and is incorporated herein by reference.

See “Management of the Trust” in Part B. The business or other connections of each director and officer of JF International Management Inc. is currently listed in the investment advisor registration on Form ADV for JF International Management Inc. (File No. 801-41622) and is incorporated herein by reference.

See “Management of the Trust” in Part B. The business or other connections of each director and officer of Highbridge Capital Management, LLC is currently listed in the investment advisor registration on Form ADV for Highbridge Capital Management, LLC (File No. 801-64368) and is incorporated herein by reference.

See “Management of the Trust” in Part B. The business or other connections of each director or officer of Manning & Napier Advisors Inc. is currently listed in the investment advisor registration on Form ADV for Manning & Napier Advisors Inc. (File No. 801-10733) and is incorporated herein by reference.

See “Management of the Trust” in Part B. The business or other connections of each director or officer of TimesSquare Capital Management, LLC. is currently listed in the investment advisor registration on Form-ADV for TimesSquare Capital Management, LLC (File No. 801-18094) and is incorporated herein by reference.

See “Management of the Trust” in Part B. The business or other connections of each director or officer of J.P. Morgan Private Investments Inc. is currently listed in the investment advisor registration on Form ADV for J.P. Morgan Private Investments Inc. (File No. 801-41088) and is incorporated herein by reference.

See “Management of the Trust” in Part B. The business or other connections of each director or officer of TAMRO Capital Partners LLC is currently listed in the investment advisor registration on Form ADV for TAMRO Capital Partners LLC (File No. 801-68235) and is incorporated herein by reference.

See “Management of the Trust” in Part B. The business or other connections of each director or officer of Capital Guardian Trust Company is currently listed in the investment advisor registration on Form ADV for Capital Guardian Trust Company (File No. 801-60145) and is incorporated herein by reference.

See “Management of the Trust” in Part B. The business or other connection of each director or officer of Security Capital Research & Management Incorporated is currently listed in the investment advisor registration on Form ADV for Security Capital Research & Management Incorporated (File No. 801-53815) and is incorporated by reference.

See “Management of the Trust” in Part B. The business and other connections of each director or officer of T. Rowe Price Associates, Inc. is currently listed in the investment advisor registration on Form ADV for T. Rowe Price Associates, Inc (File No. 801-856) and is incorporated herein by reference.

Item 32.	Principal Underwriter

(1) JPMorgan Distribution Services, Inc. is the principal underwriter of the Registrant’s shares. JPMorgan Distribution Services, Inc. is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers. JPMorgan Distribution Services, Inc. is located at 460 Polaris Parkway, Westerville, OH 43082. JPMorgan Distribution Services, Inc. acts as the principal underwriter for the following additional investment companies:

J.P. Morgan Fleming Mutual Fund Group, Inc.

J.P. Morgan Mutual Fund Investment Trust

JPMorgan Trust I

JPMorgan Trust II

JPMorgan Trust III

Undiscovered Managers Funds

JPMorgan Insurance Trust

(2)	The directors and officers of JPMorgan Distribution Services, Inc. are set forth below. The business address of each director or officer is 460 Polaris Parkway, Westerville, OH 43082.

Name with Registrant	Positions and Offices With JPMorgan Distribution Services, Inc.	Positions with Registrant
Susan Montgomery	Director & President	None
Michael R. Machulski	Director, Managing Director & Treasurer	None
Robert L. Young	Director & Managing Director	President & Principal Executive Officer
Anthony J. Horan	Senior Vice President & Assistant Secretary	None
Colleen A. Meade	Executive Director & Secretary	None
James A. Hoffman	Executive Director	None
Jessica K. Ditullio	Assistant Secretary	Assistant Secretary
Christine N. Bannerman	Assistant Secretary	None
Frank J. Drozek	Assistant Treasurer	None
Christopher J. Mohr	Assistant Treasurer	None

(c)    Not applicable.

Item 33.	Location of Accounts and Records

All accounts, books, records and documents required pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder will be maintained at the offices of:

J.P. Morgan Investment Management Inc., the Registrant’s investment adviser, at 270 Park Avenue, New York, NY 10017 (records relating to its functions as investment adviser).

J.P. Morgan Fund Distributors, Inc., the Registrant’s distributor (through February 18, 2005), 460 Polaris Parkway, Westerville, Ohio 43082 (records relating to its functions as distributor).

JPMorgan Distribution Services, Inc., the Registrant’s distributor (effective February 19, 2005), at 460 Polaris Parkway, Westerville, Ohio 43082 (records relating to its functions as distributor).

JPMorgan Chase Bank, N.A. at 270 Park Avenue, New York, NY 10017 (records relating to its functions as shareholder servicing agent (through February 18, 2005), custodian and administrative services agent (through February 18, 2005)).

JPMorgan Funds Management, Inc., the Registrant’s administrator (effective February 19, 2005), at 460 Polaris Parkway, Westerville, Ohio 43082 (relating to its functions as administrator).

DST Systems Inc., the Registrant’s transfer agent (through February 18, 2005), 210 West 10th Street, Kansas City, MO 64105

Boston Financial Data Services, Inc., the Registrant’s transfer agent (effective February 19, 2005), at 2000 Crown Colony Drive, Quincy, MA 02169.

Item 34.	Management Services

Not applicable.

Item 35.	Undertakings

Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant, JPMorgan Trust I, has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Westerville and State of Ohio on the 18th day of March, 2014.

JPMORGAN TRUST I

By:	ROBERT L. YOUNG*
Robert L. Young
President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on March 18, 2014.

	JOHN F. FINN*		MITCHELL M. MERIN*
	John F. Finn Trustee		Mitchell M. Merin Trustee

	DR. MATTHEW GOLDSTEIN*		WILLIAM G. MORTON, JR.*
	Dr. Matthew Goldstein Trustee		William G. Morton, Jr. Trustee

	ROBERT J. HIGGINS*		ROBERT A. ODEN, JR.*
	Robert J. Higgins* Trustee		Robert A. Oden, Jr. Trustee

	FRANKIE D. HUGHES*		MARIAN U. PARDO*
	Frankie D. Hughes Trustee		Marian U. Pardo Trustee

	PETER C. MARSHALL*		FREDERICK W. RUEBECK*
	Peter C. Marshall Trustee		Frederick W. Ruebeck Trustee

	MARY E. MARTINEZ*		JAMES J. SCHONBACHLER*
	Mary E. Martinez Trustee		James J. Schonbachler Trustee

	MARILYN MCCOY*	By	ROBERT L. YOUNG*
	Marilyn McCoy Trustee		Robert L. Young President and Principal Executive Officer

By	LAURA M. DEL PRATO*
Laura M. Del Prato
Treasurer and Principal Financial Officer

*By	/S/ ELIZABETH A. DAVIN
Elizabeth A. Davin
Attorney-in-Fact

Exhibit Index

(99)(c)	Power of Attorney for Laura M. Del Prato